Exhibit 2

                      Section  14.68 VOTING TRUST AGREEMENT


             Voting Trust Agreement made and entered into this 29th day of December, 1992, by and between Sheldon B. Lubar, Marianne Lubar, David J. Lubar, Kristine L. Thompson, Susan L. Solvang and Joan P. Lubar, as depositors ("Depositors") and Sheldon B. Lubar, as trustee ("Trustee"),

                                   WITNESSETH:

             WHEREAS, the Depositors are owners and holders of common stock of Christiana Companies, Inc., a Wisconsin corporation, having its principal office at Milwaukee, Wisconsin ("Corporation"); and

             WHEREAS, the Depositors deem it advisable and for the best interests of themselves and the Corporation to insure continuity and stability of management of the Corporation and to protect their collective interests in the Corporation;

             NOW, THEREFORE, in consideration of the mutual covenants of the parties herein made and the mutual benefits to be derived from this agreement, the parties hereby agree as follows:

   1.   Deposit of Stock.

        1.01. Each Depositor hereby agrees to deposit with the Trustee simultaneously with the execution of this agreement certificates representing the number of shares of common stock of Corporation as set forth after their names below:

        Shareholder                Number of Shares

   Sheldon B. Lubar                     450,000
   Marianne Lubar                       450,000
   David J. Lubar                       450,000
   Kristine L. Thompson                 450,000
   Susan L. Solvang                     450,000
   Joan P. Lubar                        450,000
                                      ---------
            Total Shares:             2,700,000
                                      =========

   The Trustee hereby covenants and agrees that he will receive and will hold said stock, and such additional common stock or other securities of the Corporation as may be hereinafter transferred, assigned and set over unto them as hereinafter provided, in trust to be held, used, transferred and disposed of by them for the uses and purposes and upon the terms and conditions set forth herein.

        1.02. At the time of deposit by the Depositors of the stock certificates with the Trustee, the Depositors shall sell, assign and transfer to the Trustee, his successors and assigns, by proper endorsement, the full legal title to all such stock and the Trustee and his successor shall thereby have and be vested with all of the rights and powers of the owner and holder of such stock, with full rights and powers of whatever nature necessary to enable the Trustee to exercise the powers vested in him under this agreement. The Trustee shall issue to the Depositors trust certificates ("Trust Certificates") for the stock transferred by them to the Trustee in substantially the form hereto annexed marked "Exhibit A." Such Trust Certificates shall be signed by the Trustee.

        1.03. The Trust Certificates issued hereunder shall be transferable only on the books of the Trustee under such regulations as the Trustee may make in writing, and the Trustee may at all times and for all purposes treat the registered owner ("Beneficiary") of each outstanding Trust Certificate as the sole owner thereof.

        1.04. In case any Trust Certificate issued under this agreement shall become mutilated, destroyed, stolen or lost, the Trustee shall issue duplicate, which shall be so marked, and the Trustee may, as a condition precedent to the issuance of such duplicate, require the applicant to furnish to them satisfactory evidence of such mutilation, destruction, theft or loss, together with such indemnity as they shall require.

        1.05. If any individual shall at any time after the date hereof acquire additional common stock of the Corporation, not subject to the provisions of Article 2 hereof, such individual may at his option, with the consent the Trustee (which may be given or withheld in the absolute discretion of the Trustee), elect to subject such common stock to the provisions of this agreement. Such individual shall then be considered a "Depositor."

        1.06.     This Trust shall be known as the "Lubar Family Voting
   Trust."

   2.   Proceeds Received.

        2.01. If the Trustee receives any dividend or other distribution of cash or property, other than common or other voting securities, including any stock which may become voting stock, upon the happening of any specified contingency, upon or by reason of the stock held by the Trustee hereunder or proceeds on the sale of any stock, the Trustee shall immediately make pro rata distribution of such dividend, distribution or proceeds to the Beneficiaries as their respective interests appeared as of the record date of such dividend or other distribution. In case of dividends or distribution of common stock or other voting securities, such stock or securities shall be added to the stock held by the Trustee hereunder and Trust Certificates evidencing such stock shall be distributed to the Beneficiaries in proportion to their respective interests on the record date for such dividend or distribution of the stock deposited hereunder. Prior to making any distribution of cash, stock or other property to the Beneficiaries, the Trustee may retain therefrom a sufficient part, either in cash, stock or property, to meet the expenses and obligations of the trust.

        2.02. In lieu of receiving cash dividends upon the stock deposited hereunder and paying the same to the Beneficiaries as described in Section 2.01, the Trustee may instruct the corporation in writing to pay such dividends directly to the Beneficiaries. From and after the corporation's receipt of such instructions and until the Trustee revokes such instructions by delivering written notice to the corporation, the corporation may rely upon such instructions. The Trustee may at any time revoke such instructions and by written notice to the corporation, direct it to make dividend payments to the Trustee.

        2.03. If, in case of reorganization, merger, consolidation or other change in the Corporation, the Trustee shall receive stock in any reorganized, merged, consolidated, new or different corporation in exchange for the stock deposited or held hereunder, the Trustee shall hold any voting stock or securities if they constitute ten percent (10%) or more of the voting power of such new or different corporation, subject to the same rights and obligations as the stock deposited hereunder. Any non-voting securities or the voting securities, if they constitute less than ten percent (10%) of the outstanding voting power, the Trustee shall distribute such stock to the Beneficiaries as their respective interests appear.

   3.   Powers and Obligations of the Trusts.

        3.01. The Trustee, in respect to the stock deposited or held by him hereunder, is hereby vested as owner of such stock (without limitation except as herein otherwise expressly provided) with all of the rights, powers and privileges of every kind and character of an owner thereof, including, without limiting the generality of the foregoing, the right to vote the same, either in person or by proxy, for every purpose, and to sell the same. Notwithstanding the foregoing, after five years from the date hereof, the Trustee may not sell the stock without the approval of the beneficial owner.

        3.02. Any Trustee, individually or otherwise, may hold common stock of the Corporation or Trust Certificates issued hereunder and, individually or as a Trustee, may vote for himself as a director and/or officer of the Corporation and participate in fixing the amount of compensation therefor or as an employee of the Corporation, and any Trustee, or any firm of which he is a member, or a Corporation in which he is a shareholder or officer or in which he may otherwise be interested, may contract with the corporation or the Trustee or be or become pecuniarily interested in any matter or transaction to which the Corporation or the Trustee may be a party, as fully as though such person were not a trustee hereunder.

   4.   Trustee.

        4.01.     The initial Trustee shall be Sheldon B. Lubar.

        4.02. In the event that Sheldon B. Lubar shall, for any reason, cease or be unable to act as Trustee hereunder, David J. Lubar shall act as successor-Trustee in the place and stead of said Sheldon B. Lubar. In the event that neither Sheldon B. Lubar or David J. Lubar, for any reason, shall decline, cease or be unable to act, the trust shall terminate and the assets shall be distributed to the Beneficiaries in accordance with their interests.

        4.03. Any Trustee may resign by mailing a written notice of his resignation to all of the Beneficiaries.

   5.   Amendment and Termination.

        5.01. This agreement may be amended consistent with the general plan of the trust by consent of the Trustee and holders of two-thirds beneficial interest in the trust, except that no change of the terms of the trust, as provided in 5.02, may be made without approval of all Beneficiaries.

        5.02. This agreement may be terminated at any time by the Trustee at his discretion and upon notice to the Beneficiaries. If not so terminated, this agreement shall continue in full force and effect for a period of twenty (20) years form the date hereof, except that

             (i) upon vote of five (5) of the six (6) original depositors or eighty-two percent (82%) of the holders of beneficial interest, the trust may be terminated at any time;

             (ii) upon the vote of four (4) of the six (6) original depositors or two-thirds (2/3) of the holders of beneficial interest, the trust may be terminated after five (5) years from the date hereof upon twelve (12) months' notice to the Trustee;

             (iii) after ten (10) years form the date hereof, any individual Beneficiary may, upon six (6) months' notice, terminate his or her interest.

        5.03. Whenever this agreement shall be terminated, as herein provided, the rights of all parties hereunder shall terminate except the right of the holders of Trust Certificates to their distributive shares of the proceeds of the trust as hereinafter in paragraph 5.04 provided.

        5.04. At any time upon agreement of the Trustee and a Beneficiary, some or all of the stock representing such Beneficiary's interest, may be withdrawn from the Trust.

        5.05. In case of termination of this agreement in its entirety or as to a Beneficiary, each Beneficiary, upon payment of his or her pro rata share of the costs, expenses, disbursements and outlays of the Trustee, to be determined by and in the absolute discretion of the Trustee, shall, upon surrender to the Trustee of his or her Trust Certificate or Certificates, properly endorsed in blank, or upon such other receipt or voucher as the Trustee shall deem sufficient, be entitled to his or her pro rata portion, as determined by the Trustee, of all property, securities and cash held by or for the Trustee hereunder. Beneficiaries, by the receipt of their respective pro rata portions or part of any property, securities or cash distributed by the Trustee, shall thereby release and discharge the Trustee, his agents and attorneys, from all liability and accountability under this agreement of every kind, character and description whatsoever. The Trustee may make delivery or distribution of such stock, assets or other property to the person or persons whose names appear upon the books of the Trustee as the owners of Trust Certificates, and in making such delivery they shall be fully protected notwithstanding they do not require surrender or production of such Trust Certificates.

   6.   Notices.

        6.01. Any and all notices herein provided for shall be in writing and may be personally delivered or shall be given by mailing such notice by first-class mail to the address of the person or Corporation to whom such notice is given as shown upon the records of the Trustee.

        6.02. Any notice may be waived by written document to that effect. Notice of any meeting will be deemed waived by all attending the meeting.

   7.   Miscellaneous.

        7.01. The Trustee may construe this agreement and his construction made in good faith shall be conclusive and binding upon the parties hereto, and the Trustee may correct defects and omissions in this agreement and make such modifications as in his judgment may be deemed necessary or proper to carry out the same properly and effectively, and their judgment as to expediency or necessity shall be final. The Trustee may make such regulations as in his judgment may be deemed necessary or proper to carry out the same properly and effectively.

        7.02. No Trustee shall be liable or responsible in any event hereunder except for his own individual personal malfeasance, nor shall any trustee, whether original or successor or substitute, at any time be required to give or file any bond in order to qualify or continue as a trustee hereunder, unless the giving of such bond be directed by the Trustee, in which event the cost of such bond shall be considered and treated as an expense of the trust.

        7.03. If any provision of this agreement shall under any circumstances be deemed invalid or inoperative to any extent, it is agreed and understood that such invalidity shall not invalidate the whole agreement, but the agreement shall be construed as not containing any provision or provisions so deemed invalid and inoperative, and the rights and obligations of the parties shall be construed and enforced accordingly.

        7.04. This agreement shall be executed in counterparts by the Depositors and the original Trustee as originally constituted. At least one of such counterparts and a copy of all amendments to this agreement shall be retained by the Trustee at all times.

        IN WITNESS WHEREOF, the parties have hereunto affixed their signatures and seals as of the day and year first above written.

        DEPOSITORS                         TRUSTEE

   /s/  David J. Lubar                /s/  Sheldon B. Lubar
   /s/  Marianne S. Lubar
   /s/  Joan P. Lubar
   /s/  Kristine L. Thomson
   /s/  Susan L. Solvang
   /s/  Sheldon B. Lubar

                                    EXHIBIT A

   No. __________                                           __________ Shares
                                TRUST CERTIFICATE

             ____________________ (or his predecessor in interest) has deposited with the undersigned Trustee ____________ (__________) shares of common stock of Christiana Companies, Inc.

             Such stock was deposited and this certificate is issued under and pursuant to the terms of a certain Trust Agreement relating to such common stock, dated as of _______________, 19___, and now on file with the undersigned Trustee, and the successive holders of this certificate are entitled to the rights, benefits and privileges and this certificate is subject to the terms, provisions, and conditions of the above-mentioned trust agreement.

             This certificate is transferable only on the books of the Trustee. The Trustee, named in such Trust Agreement, at all times and for all purposes and irrespective of notice to the contrary may regard the registered holders, as the name of such registered holder appears on the books of the Trustee, as the sole owner of all rights hereunder.

        This Trust Certificate has not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred without registration under such act or an exemption from registration. Dated at _____________, _____________ this ____ day of _____________,
   19___.




                                      (Trustee)



                                      (Address)

                              (Back of Certificate)

             FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ______________________ all his interest in the common stock of _________________________________ evidenced by the within Trust
   Certificate and all other rights represented thereby, subject to the Trust Agreement dated as of _______________, 19___, in said certificate mentioned, and hereby authorizes the Trustee to transfer said certificate on their books and to issue in lieu thereof to said assignee a new certificate or certificates in accordance with this assignment and with said agreement.

             Dated ____________________, 19__.


                                                                       (Seal)

   In presence of: